Exhibit 10.3

SECURITY AGREEMENT

This Security Agreement (this "Security Agreement") is made and entered into effective April 15, 2010, by AEQUITAS CAREPAYMENT FOUNDERS FUND, LLC, a Delaware limited liability company ("Purchaser"), in favor of CAREPAYMENT TECHNOLOGIES, INC. ("Seller").

RECITALS

A.           Purchaser and Seller are parties to a Series D Convertible Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which Purchaser has purchased from Seller 200,000 shares of Seller's Series D Convertible Preferred Stock.  The Purchase Price is evidenced by a Note made and delivered by Purchaser.  Capitalized terms used in this Security Agreement that are not defined herein have the meanings assigned to such terms in the Purchase Agreement and the Note.

B.           To secure the payment of the Purchase Price and the obligations of Purchaser under the Purchase Agreement and the Note (the "Obligations"), Purchaser has agreed to grant a security interest in the Purchased Shares as contemplated by this Security Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchaser agrees as follows:

AGREEMENT

1.            Grant of Security Interest.  Purchaser hereby grants to Seller a first priority security interest in the following property of Purchaser (together with all other collateral security for the Obligations, collectively, the "Collateral"):

200,000 shares of the Series D Convertible Preferred Stock of CarePayment Technologies, Inc. and a Warrant to purchase up to 1,200,000 shares of the Class A Common Stock of CarePayment Technologies, Inc.

2.            Obligations Secured.  The security interest granted by Purchaser herein in the Collateral secures payment and performance of the Obligations.

3.            Perfection.  Purchaser hereby authorizes Seller to file such financing statements and any other documents that Seller reasonably believes are necessary or desirable to perfect, amend or continue the perfection of Seller's security interests in the Collateral.  Furthermore, Purchaser promptly shall take all other actions reasonably deemed necessary or desirable by Seller to enable Seller to perfect (or continue the perfection of) Seller's security interests in the Collateral.  Purchaser shall pay upon demand all reasonable fees and costs reasonably incurred by Seller in perfecting (and maintaining the perfection of) Seller's security interests in the Collateral and in obtaining lien searches confirming the priority of Seller's security interests in the Collateral.

4.            Seller as Limited Attorney in Fact.  To the fullest extent allowed by law, Purchaser appoints Seller as Purchaser's attorney in fact, coupled with an interest, for the purpose of executing and filing financing statements and similar documents or endorsing chattel paper, documents, promissory notes, or instruments, all of which, in Seller's reasonable judgment, may be necessary or advisable for perfecting, continuing and reperfecting the security interests of Seller in the Collateral, or any item thereof or interest therein.

5.            Optional Performance by Seller.  If Purchaser fails to perform any agreement contained herein, Seller may (but is not obligated to) perform, or cause performance of, such agreement, and the expenses of Seller incurred in connection therewith shall become part of the Obligations secured by this Security Agreement.

6.            Seller's Limited Duties.  The powers conferred on Seller hereunder and under the Purchase Agreement are solely to protect the security interests of Seller in the Collateral and shall not impose any duty upon Seller to exercise any such powers.  Except for the safe custody of any Collateral in Seller's possession and the accounting for monies actually received by Seller hereunder, Seller shall have no duty as to any Collateral, or as to the taking of any steps to preserve rights against other persons that have or claim to have a lien against the Collateral, or any other rights pertaining to any Collateral.

7.            Representations and Warranties.  Purchaser represents and warrants to Seller that:

(a)           Removal of Collateral.  Except in the ordinary course of Purchaser’s business, Purchaser will not remove the Collateral from its existing location without Seller’s prior written consent.  Purchaser will, whenever requested, advise Seller of the exact location of the Collateral.

(b)           Transactions Involving Collateral.  Purchaser will not sell, offer to sell or otherwise transfer or dispose of the Collateral.  Purchaser will not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance or charge, other than the security interest provided for in this Security Agreement and the security interest in favor of Aequitas Commercial Finance, LLC, without the prior written consent of Seller.  This includes security interests even if junior in right to the security interests granted under this Security Agreement.  Unless waived by Seller, all proceeds from any disposition of the Collateral (for whatever reason) shall be held in trust for Seller and shall not be commingled with any other funds; provided however, this requirement shall not constitute consent by Seller to any sale or other disposition.  Upon receipt, Purchaser shall immediately deliver any such proceeds to Seller.

(c)           Title.  Purchaser holds good and marketable title to the Collateral, free and clear of all liens and encumbrances except for the lien of this Security Agreement and the security interest in favor of Aequitas Commercial Finance, LLC.   No financing statement covering any of the Collateral is on file in any public office other than those which reflect the security interest created by this Security Agreement or to which Seller has specifically consented.  Purchaser will defend Seller’s rights in the Collateral against the claims and demands of all other persons.

(d)           Inspection of Collateral.  Purchaser’s representatives and agents will have the right at all reasonable times to examine and inspect the Collateral wherever located.

(e)           Taxes, Assessments and Liens.  Purchaser will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or with respect to any of its income or profits derived from the Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if (i) the validity of such charge is being contested in good faith by appropriate proceedings, (ii) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest in the Collateral and (iii) such charge is adequately reserved against on Purchaser’s books in accordance with generally accepted accounting principles.

(f)           Compliance with Governmental Regulations.  Purchaser will comply promptly with all laws, ordinances, rules and regulations of all governmental authorities, now or hereafter in effect, applicable to the ownership, production, disposition or use of the Collateral.  Purchaser may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Seller’s interest in the Collateral, in Seller’s sole opinion, is not jeopardized.

(g)           Notice of Changes.  Purchaser will give prompt written notice to Seller (and in any event not later than thirty (30) days following any change described below in this subsection) of: (i) any change in the location of Purchaser’s chief executive office or principal place of business, (ii) any change in its name, (iii) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading; and (iv) any change in its jurisdiction of organization; provided that Purchaser shall not locate any Collateral outside of the United States nor shall Purchaser change its jurisdiction of organization to a jurisdiction outside of the United States.

(h)           Insurance.  Purchaser will carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where Purchaser operates.

8.            Preference Payments.  Any monies Seller pays because of an asserted preference in Purchaser’s bankruptcy will become a part of the Obligations and, at Seller’s option, will be payable by Purchaser as provided in this Security Agreement.

9.            Default.  Purchaser will be in default under this Security Agreement if an Event of Default occurs under the Note.

10.            Remedies.  Following the occurrence of an Event of Default, Seller may exercise any or all of its rights and remedies under the Purchase Agreement and/or the Note and all applicable laws.  Among other things, Seller shall be entitled to (a) take immediate possession of any or all of the Collateral, (b) require Purchaser to assemble the Collateral and make it available to Seller at a place to be designated by Seller that is reasonably convenient to Seller and Purchaser, and (c) sell, lease or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing.  Purchaser agrees that a letter hand-delivered to Purchaser (or delivered to Purchaser by overnight courier or by certified mail) at least ten days before a public or private sale or other disposition of all or any part of the Collateral is reasonable notification of such sale or disposition.  All rights and remedies of Seller are cumulative and not exclusive, and the commencement or partial exercise of any such right or remedy will not preclude Seller from exercising any other right or remedy until Purchaser's debts, liabilities and obligations to Seller have been fully paid and performed.  Seller's rights specifically include the right of setoff and recoupment of any obligations owed by Seller to Purchaser against Purchaser's obligations to Seller.

11.            Assignment.  This Security Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of Purchaser and Seller.  However, Purchaser shall not transfer or assign any of Purchaser's rights or obligations under this Security Agreement without Seller's prior written consent (which consent may be withheld by Seller in its sole and absolute discretion).  Seller may transfer, assign or participate its rights and obligations under this Security Agreement without the consent of Purchaser.

12.            Choice of Law; Jurisdiction.  Purchaser and Seller have selected Oregon law, except for any of its choice-of-law provisions that would make the law of another jurisdiction applicable to this Security Agreement, to govern the construction and enforcement of this Security Agreement.  Purchaser hereby submits to the jurisdiction and venue of any state or federal court sitting in Portland, Oregon, in any action or proceeding relating to this Security Agreement and hereby waives any claim that such a forum is inconvenient, or that there is a more convenient forum.

13.            Attorneys' Fees.  Purchaser shall pay all reasonable fees and costs, including reasonable attorneys' fees, incurred by Seller in enforcing Purchaser's obligations under this Security Agreement, protecting the Collateral or Seller's interest in the Collateral, or asserting Seller's rights and remedies in the Collateral, even if no action, case or proceeding is commenced.  If any legal action or other proceeding is brought to enforce the terms of this Security Agreement, the losing party shall pay all fees and costs, including reasonable attorneys' fees, incurred by the prevailing party in any arbitration or litigation involving this Security Agreement, the Collateral or the security interests granted to Seller herein, including but not limited to any bankruptcy case or any proceeding or contested matter in any bankruptcy case.

14.            No Waiver.  No delay or omission by Seller in exercising any right or remedy provided herein shall impair any such right or remedy, or shall be construed to be a waiver of such right or remedy or any acquiescence therein.

15.            Invalidity.  If any term of this Security Agreement is determined to be illegal or unenforceable, that term shall be deemed deleted from this Security Agreement without invalidating the remaining terms of this Security Agreement.

16.            Entire Agreement; Merger.  This Security Agreement, together with the Purchase Agreement, constitutes and sets forth the entire understanding among Seller and Purchaser with respect to Purchaser's grant of security interests in the Collateral in favor of Seller.  Purchaser hereby agree that no course of prior dealing between or among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement or modify any terms of this Security Agreement and that there are no conditions to the full effectiveness of this Security Agreement.

17.            Interpretation.  In the event of any conflict between the terms and conditions of this Security Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

18.            Counterparts and Facsimiles.  This Security Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.  Facsimile signatures or signatures delivered by electronic means will be considered original signatures for purposes of this Security Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Security Agreement as of the date and year first above written.

AEQUITAS CAREPAYMENT FOUNDERS FUND, LLC By: Aequitas Investment Management, LLC, its Manager

By:	/s/ Robert J. Jesenik
Name: Robert J. Jesenik
Title: President